Ex. 10.1

NORTHERN TRUST CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
This document constitutes the Northern Trust Corporation Executive Change in Control Severance Plan (the “Plan”). The purpose of this Plan is to provide Plan participants with certain protections for a qualifying termination of employment in connection with, or following, a Change in Control, so that such participants need not be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control. The purpose of the Plan is also to provide benefits to a group of employees of the Corporation and its participating Subsidiaries that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24.
1.Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:
(a)    “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
(b)    “Amounts Payable Under Any Cash Bonus Plans” shall mean the average of the amounts paid to the Executive under any cash-based incentive or bonus plan or plans in which the Executive participates (to the extent that such incentive or bonus plan has a performance period of one year or less) with respect to the last three full fiscal years of such Executive's participation in such plans prior to the Executive’s Termination Date or, if higher, prior to a Change in Control. For purposes of the preceding sentence, (i) if an Executive's number of full fiscal years of participation in any such cash-based plan prior to a Change in Control is less than three, the amount under this definition shall be calculated as the average of the annual amounts paid or payable to such Executive over the number of full fiscal years of Executive's participation in such cash-based plan or plans prior to a Change in Control, or the number of full fiscal years of Executive's participation in such cash-based plan or plans prior to the Termination Date, whichever produces a higher average annual amount and (ii) if the Executive has not participated in any such cash-based plan or plans for a full fiscal year prior to a Change in Control, the Amounts Payable Under Any Cash Bonus Plans shall be deemed to equal 100% of Executive's salary rate in effect on the date of a Change in Control.
(c)    “Annual Compensation” shall mean the sum of: (i) the Executive's salary at the greater of (A) the Executive's salary rate in effect on the date of a Change in Control, or (B) the Executive's salary rate in effect immediately prior to the Executive's Termination Date; and (ii) the Amounts Payable Under Any Cash Bonus Plans in which the Executive participates.
(d)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a form 13-G.
(e)    “Board” means the Board of Directors of the Corporation.
(f)    “Cause” means:

(i)    a material breach or willful and substantial nonperformance by the Executive of his or her assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness);
(ii)    a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of Executive’s position to seek or obtain an illegal or personal gain at the expense of the Corporation or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes;
(iii)    Executive’s violation of any policy of the Corporation or any of its Subsidiaries or Executive’s willful engagement in any misconduct in the performance of such Executive's duty that materially injures the Corporation or any of its Subsidiaries;
(iv)    Executive's performance of any act which, if known to the customers, clients, stockholders or regulators of the Corporation or any of its Subsidiaries, would materially and adversely impact the business of the Corporation or any of its Subsidiaries; or
(v)    Any act or omission by Executive that causes a regulatory body with jurisdiction over the Corporation or any of its Subsidiaries, to demand, request, or recommend that such Executive be suspended or removed from any position in which Executive serves with the Corporation or any of its Subsidiaries.
(g)    “Change in Control” shall mean any of the following events:
(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 30% or more of the combined voting power of the Corporation's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;
(ii)    the election to the Board, without the recommendation or approval of two-thirds of the incumbent Board, of directors constituting a majority of the number of directors of the Corporation then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation will not be considered as incumbent members of the Board for purposes of this section;
(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or
(iv)    there is consummated the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation;
provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii) or (iv) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(h)    “Chief Executive Officer” means the Chief Executive Officer of the Corporation.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.
(j)    “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee of the Board designated by the Board to administer the Plan and composed of not less than two non-employee directors.
(k)    “Common Stock” shall mean the common stock, par value $1.66 2/3 per share, of the Corporation, and all rights appurtenant thereto.
(l)     “Corporation” shall mean Northern Trust Corporation, a corporation organized under the laws of the State of Delaware, or any successor thereto.
(m)     “Effective Date” has the meaning assigned to such term in Section 17.

(n)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(o)     “Executive” means the Chief Executive Officer, any member of the Management Group and any other key employee of the Corporation selected for participation in the Plan by the Committee, in each case, determined as of the date of the individual’s Separation from Service.
(p)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(i)    a material diminution in (A) the Executive's authority, duties, or responsibilities; (B) the authority, duties, or responsibilities of the position or entity to which the Executive is required to report; or (C) the budget, if any, over which the Executive has authority, in each case, as compared to Executive's circumstances immediately prior to a Change in Control;
(ii)    a material diminution by the Corporation in an Executive's base compensation from that in effect immediately prior to the Change in Control, including a diminution of Executive's base salary or the material diminution in the aggregate value to Executive of participation in cash or stock-based incentive or bonus plans; or
(iii)    a change in Executive’s primary employment location to a location that is more than fifty (50) miles from that in effect prior to the Change in Control.
Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that in order for Good Reason to exist, Executive must provide notice to the Corporation of the existence of the condition described in clauses (i) through (iii) above within ninety (90) days of the initial existence of the condition (or, if later, within ninety (90) days of the Executive's becoming aware of such condition), and the Corporation must have failed to cure such condition within thirty (30) days of the receipt of such notice.
(r)    “Monthly Welfare Coverage Amount” means, with respect to Executive, the difference between (i) total amount of the monthly premium of each welfare benefit plan maintained or contributed to by the Corporation in which Executive was participating at the time of a Change in Control and on the Termination Date that provides health (including medical and dental), life, accident or disability benefits or insurance, vision care or long-term care insurance, and based on the coverage options, if any, in which the Executive is enrolled immediately prior to his or her Termination Date, less (ii) the cost for such coverage to such Executive as an active employee immediately prior to his or her Termination Date. For the avoidance of doubt, if the Executive is not enrolled in any such coverage at the time of the Change in Control or Termination Date, the Monthly Welfare Coverage Amount for such plan will be zero (0).

(s)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Corporation or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
(t)     “Qualifying Termination” means the Executive’s Separation from Service (i) by the Corporation without Cause or (ii) by the Executive with Good Reason.
(u)    “Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).
(v)    “Severance Multiple” means (i) for the benefit set forth in Section 2(b)(i), three in the case of the Chief Executive Officer and two for Executives other than the Chief Executive Officer and (ii) for the benefits set forth in Section 2(b)(iii), 36 in the case of the Chief Executive Officer and 24 for Executives other than the Chief Executive Officer.
(w)    “Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Corporation owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
(x)    “Termination Date” with respect to an Executive means the date during the Termination Period on which the Executive incurs a Separation from Service that constitutes a Qualifying Termination.
(y)    “Termination Period” with respect to an Executive means the period commencing upon a Change in Control and ending on the earlier to occur of (i) the date which is two years following such Change in Control and (ii) the Executive’s death.
2.    Payments and Benefits Upon Separation from Service.
(a)    General and Accrued Benefits. If, during the Termination Period and subject to the Addendum to this Plan, an Executive incurs a Qualifying Termination and Executive executes a general release in a form acceptable to the Corporation in its sole discretion (the “Release”) within forty-five (45) days (or such shorter period included in the Release) following the Termination Date and does not revoke the Release, the Corporation shall provide to Executive, as compensation for services rendered to the Corporation and its Subsidiaries, and in consideration of the Release, the severance benefits described in paragraph (b) of this Section. The obligations under the Release are in addition to any other non-compete, nondisclosure, non-solicitation, intellectual property or confidentiality agreements the Executive may have executed while employed by the Corporation or in connection with a termination of employment from the Corporation. In addition, if the employment of an Executive shall terminate for any reason, then the Executive shall be entitled to the following without regard to whether a Release is executed: (i) a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 6) equal to the sum of the Executive’s salary earned from the Corporation and its affiliated companies through the Termination Date and (ii) the benefits provided under, and in accordance with, the terms of any other employee benefit plan in which the Executive participates, including any vacation plan and long-term incentive programs and related award agreements.
(b)    Severance. Subject to Section 3 and the Addendum to this Plan, the Corporation shall pay to the Executive (or, to the extent permitted by the Company and applicable law, the Executive’s beneficiary) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 6) equal to the sum of: (i) an amount equal to the Executive’s Annual Compensation multiplied by the Severance Multiple; (ii) a short-term bonus amount equal to a pro rata portion (based on the Executive's service in the year of termination through the Termination Date) of the Amounts Payable Under Any Cash Bonus Plans, less any amounts paid to the Executive under any cash-based incentive or bonus plan with respect to completed performance periods occurring within the year in which Executive's Termination Date occurs; and (iii) an amount equal to the Monthly Welfare Coverage Amount multiplied by the Severance Multiple. The amount payable pursuant to this Section 2(a) shall be paid within sixty (60) days following Executive’s Termination Date; provided, however, if and to the extent that amounts payable under this Plan are deemed, for purposes of Section 409A of the Code, to be in substitution of amounts previously payable under another arrangement with respect to Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Section 409A of the Code.
(c)    Additional Benefits for Good Reason Terminations. If the Qualifying Termination is a termination for Good Reason, then in addition to the severance benefits described in (b) above and subject to the Addendum to this Plan, the Executive shall also be entitled to the same severance benefits to which the Executive would have been entitled in connection with a termination of the Executive’s employment by the Corporation without cause following a change in control under the Corporation’s (i) 2017 Long Term Incentive Plan, or any replacement or successor plan and (ii) 2017 Long Term Cash Incentive Plan, or any replacement or successor plan.

3.    Certain Reductions in Payments by the Corporation.
(a)    Excess Parachute Payments. In the event that any payment or distribution by or on behalf of the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Payments”) is determined to be an "excess parachute payment" pursuant to Section 280G of the Code or any successor or substitute provision of the Code, with the effect that the Executive would be liable for the payment of the excise tax described in Section 4999 of the Code or any successor or substitute provision of the Code, or any interest or penalties are incurred by such Executive with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Payments shall be reduced, in the manner set forth below, to the extent necessary so that no portion of the Payments is subject to the Excise Tax, but only if (A) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state, local and other income taxes and FICA taxes on such reduced Payments) is greater than or equal to (B) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state, local and other income taxes and FICA taxes on such Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Payments). Subject to compliance with Section 409A of the Code, any reduction in the Payments shall be made in the following order: (1) the cash Payments (other than any such Payments with a value under Section 280G of the Code that is less than the full economic value of such Payment, whether pursuant to the application of Q&A 24(c) of the regulations promulgated under Section 280G of the Code or otherwise (such payments being hereinafter referred to as “Q&A 24(c) Payments”)) that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced, (2) all other Payments (other than any Q&A 24(c) Payments) that do not constitute deferred compensation within the meaning of Section 409A of the Code shall next be reduced, (3) all Payments (other than any Q&A 24(c)) that do constitute deferred compensation within the meaning of Section 409A of the Code shall next be reduced (beginning with those payments last to be paid), (4) the cash Payments that constitute Q&A 24(c) Payments but do not constitute deferred compensation within the meaning of Section 409A of the Code shall next be reduced, (5) all other Payments that constitute Q&A 24(c) Payments but do not constitute deferred compensation within the meaning of Section 409A of the Code shall next be reduced and (6) all Q&A 24(c) Payments due under Section 2 hereof that do constitute deferred compensation within the meaning of Section 409A of the Code shall next be reduced (beginning with those payments last to be paid); provided, however, that, to the extent permitted by Section 409A of the Code, an Executive may elect to have the noncash Payments reduced (or eliminated) prior to any reduction of the cash Payments.
(b)    Process. The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Corporation (which may be, but will not be required to be, the Corporation’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Corporation within thirty (30) days after receipt of a notice from either the Corporation or the Executive that the Executive may receive payments which may be “parachute payments.” In performing these calculations, (i) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Payments shall be taken into account which, in the opinion of the Accounting Firm, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Accounting Firm, no portion of the Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 3(b), (1) an Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Executive's residence in the calendar year in which the applicable Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) except to the extent that an Executive otherwise notifies the Corporation, such Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income. The Executive and the Corporation shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of such Executive or the Corporation, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.
4.    Plan Administration.
(a)    Operation and Administration of Plan by the Committee. The Committee shall have the complete authority to control and manage the operation and administration of the Plan, including authority to:
(i)    construe and interpret the provisions of the Plan;
(ii)    adopt any rules, procedures and forms necessary for the operation and administration of the Plan;
(iii)    determine all questions relating to the eligibility, benefits and other rights of Executives under the Plan;
(iv)    keep all records necessary for the operation and administration of the Plan;
(v)    designate or employ agents (who may also be employees of the Corporation or its subsidiaries) and delegate to such agents the exercise of one or more specific powers of the Committee;
(vi)    delegate any or all of its authority under the Plan to any individual, organization or committee either within the Corporation or an unrelated third party; and
(vii)    retain any legal, accounting or other expert advisers (who may also be advisers to the Corporation) in connection with the Committee’s operation and administration of the Plan.
(b)    Reliance on Documents, Instruments, etc. The Committee may rely on any certificate, statement or other representation made on behalf of any Executive which it in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it in connection with the operation and administration of the Plan.

(c)    Administrative Expenses. All expenses of operating and administering the Plan, including, but not limited to, fees of any agents and experts retained by the Committee, will be paid by the Corporation.
5.    Claims.
(a)    Claims. Any person (a "claimant") may make a claim for benefits under the Plan by filing a written request for benefits with the most senior employee of the Corporation and its Subsidiaries whose responsibilities and duties are primarily related to compensation matters (the “Claims Administrator”) or such other employee of the Corporation which from time to time assumes the responsibilities with respect to the Plan which are allocated to the Claims Administrator. If the claim is wholly or partially denied, the Claims Administrator will cause the claimant to receive written or electronic notice of the adverse benefit determination within ninety (90) days after receipt of the claim. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain (1) the specific reason or reasons for the adverse benefit determination, (2) a specific reference to the pertinent Plan provisions upon which the adverse determination is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and (4) an explanation of the Plan's review procedures and the time limits applicable to such procedures including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination. The Claims Administrator also shall advise the claimant that such claimant or his or her duly authorized representative may request a review by the Committee of the denial by the Claims Administrator by filing with the Committee within sixty (60) days after notice of the denial has been received by the claimant, a written request for such review. If the Claims Administrator determines that an extension of time is necessary for processing the claim, the Claims Administrator shall notify the claimant in writing or electronically of such extension, the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the denial of a claim is not furnished within ninety (90) days after the Claims Administrator receives it (or within one hundred and eighty (180) days after such receipt if the Claims Administrator determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in Section 5(b).
(b)    Appeals. Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to Section 5(a), the claimant may request a review of the denial by making application in writing to the Committee. Such claimant may, upon written request to the Committee, review or receive copies, upon request and free of charge, any documents, records and other information relevant to the claimant’s claims for benefits and may submit written comments, documents, records and other information relating to his or her claim. In deciding a claimant’s appeal, the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If a request is so filed, review of the denial shall be made by the Committee within, unless special circumstances require an extension of time, sixty (60) days after receipt of such request, and the claimant shall be given written notice of the Committee’s final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial sixty (60) day period and in no event shall such an extension exceed sixty (60) days. The Committee shall notify the claimant in writing or electronically of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The Committee shall notify the claimant of its decision in writing or electronically within a reasonable time (but not later than five (5) business days) after the Committee meeting at which the claimant's request for review is considered. In the case of an adverse determination, such notice shall (1) include specific reasons for the adverse determination, (2) be written in a manner calculated to be understood by the claimant, (3) contain specific references to the pertinent Plan provisions upon which the benefit determination is based, (4) contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, and (5) contain a statement of the claimant's right to bring an action under Section 502(a) of ERISA.
(c)    Legal Action and Other Rules. The claimant may not bring a legal action in any court under the Plan until the claim and appeal rights described in this Section have been exercised and exhausted, and the eligibility or benefits requested in the appeal have been denied, in whole or in part. The Committee may adopt additional rules for implementing the claim and appeal procedures under the Plan, so long as they are consistent with the Department of Labor Regulation § 2560.501-1 or any applicable successor to such regulation.
6.    Withholding Taxes. The Corporation may withhold from any payment that it is required to make under this Plan amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law. All payments due under the Plan shall be subject to required tax or other withholding or garnishment obligations, if any. The Corporation shall be authorized to withhold cash from any payment due to satisfy statutory withholding obligations for the payment of such taxes.
7.    Amendment and Termination. The Corporation shall have the right, in its sole discretion, pursuant to action by the Board or Committee, to approve the amendment or termination of the Plan, which amendment or termination shall not become effective until the date fixed by the Board or Committee, as applicable, for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Executive or in the case of termination, shall be at least one hundred twenty (120) days after notice thereof is given by the Corporation to Executives in accordance with Section 16 hereof; provided, however, that no such action shall be taken by the Board or Committee during any period when the Board or Committee has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board or Committee, such person has abandoned or terminated its efforts to effect a Change in Control; provided further, that, if a Change in Control occurs prior to the date that is one hundred twenty (120) days after notice of an amendment which would be adverse to the interests of any Executive or of termination is given by the Corporation to the Executives, such amendment or termination shall not be effective and Executives shall be entitled to full benefits under this Plan, except with respect to an Executive who consents in writing otherwise; and provided further, that with respect to an Executive, on and after a Change in Control, in no event shall the Plan be amended in a manner adverse to the interests of such Executive or terminated prior to the end of such Executive’s Termination Period, in each case, except with respect to an Executive who consents in writing otherwise. Notwithstanding the foregoing, the Corporation shall have the discretion and authority to amend the Plan at any time in accordance with Section 20 of the Plan.
8.    Entire Agreement. Subject to Section 9(a) hereof, any amount paid pursuant to the Plan shall be paid in lieu of any other amount of severance relating to salary or bonus continuation, any other continuation of welfare benefits coverage (other than coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985) or any outplacement services to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Corporation, including any Employment Security Agreement entered into between the Corporation and the Executive prior to the Effective Date. For the avoidance of doubt, while an Executive remains party to an Employment Security Agreement with the Corporation, such Executive shall not be considered a participant in this Plan. In addition, if the Executive is eligible for benefits under this Plan, the Executive shall not receive any benefits under the Northern Trust Corporation Severance Plan, as amended and restated January 1, 2013 or any similar plans, including any successor plans. Subject to the foregoing, the rights of, and benefits payable to, an Executive pursuant to the Plan are in addition to any rights of, or benefits payable to, an Executive under any other employee benefit plan or compensation program of the Corporation. All rights of an Executive under any such plan or program shall be determined in accordance with the provisions of such plan or program.
9.    Offset, Overpayment and Mitigation.
(a)    If the Corporation is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Corporation is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.
(b)    The Corporation may recover any overpayment of benefits hereunder made to an Executive or an Executive’s estate under this Plan or, to the extent permitted by applicable law, offset any other overpayment made to an Executive against any benefits hereunder or other amount the Corporation owes an Executive or an Executive’s estate.
(c)    No Executive shall be required to mitigate damages by seeking other employment or otherwise. The Corporation’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by an Executive from sources other than the Corporation after an Executive’s Separation from Service, or any amounts that might have been received by such Executive in other employment had Executive sought such other employment. An Executive's entitlement to benefits and coverage under this Plan shall continue after, and shall not be affected by, an Executive's obtaining other employment after his Separation from Service, provided that any such benefit or coverage shall not be furnished if an Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Corporation.

10.    Unfunded Plan. The Plan shall not be funded. Cash and benefit payments under this Plan shall constitute general obligations of the Corporation. No Executive entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Corporation, but an Executive shall have only the rights of a general creditor of the Corporation to receive benefits on the terms and subject to the conditions provided in the Plan. Notwithstanding the foregoing, the Corporation may, by agreement with one or more trustees to be selected by the Corporation, create a trust on such terms as the Corporation shall determine to make payments to Executives in accordance with the terms of this Plan.
11.    Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Corporation, the Committee and all other parties with respect thereto. If an Executive shall die while any amounts would be payable to such Executive under the Plan had such Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan and, to the extent permitted by the Company and applicable law, to such person or persons appointed in writing by such Executive to receive such amounts or, if no person is so appointed, to the estate of such Executive.
12.    Non-assignability. None of the payments, benefits or rights of any Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of any Executive. Except as otherwise provided herein or by law, no right or interest of any Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under the Plan shall be subject to any obligation or liability of such Executive.
13.    No Guaranty of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Corporation or other entity and an Executive or as conferring a right on any Executive to be continued in the employment of the Corporation or other entity.
14.    Successors; Binding Agreement. The Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future, and any successor to the Corporation or an Affiliate. The Plan shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation or transfer of assets, the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred and the Corporation will cause any such transferree to assume the obligations of the Corporation under the Plan. The Corporation agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Corporation hereunder.
15.    Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
16.    Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
17.    Effective Date. The Plan shall be effective as of April 25, 2017 (the “Effective Date”) and shall remain in effect unless and until terminated by the Board or Committee pursuant to Section 7 hereof.
18.    Governing Law. To the extent not preempted by ERISA, any federal law or any foreign jurisdiction in which the Executive resides, the Plan shall be governed by and construed in accordance with the laws of Illinois, excluding conflicts of law provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
19.    Compliance With Section 409A of Code. All payments pursuant to the Plan are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and the Plan shall be interpreted and construed consistently with such intent. Each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent the Plan is subject to Section 409A of the Code, it is intended to comply with Section 409A of the Code and the Plan shall be interpreted and construed consistently with such intent. Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon the Executive’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. In the event the Plan would subject the Executive, or his or her beneficiary, to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Committee may amend the Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Corporation be responsible for any 409A Penalties that arise in connection with any payments under the Plan and the Executive shall remain liable for all 409A Penalties as required by applicable law. Notwithstanding any other provision in this Plan, if any payment to an Executive is deferred compensation subject to Section 409A of the Code, such payment shall be delayed until the first payroll date following the six-month anniversary of the Termination Date or, if the Executive dies following his or her Separation from Service and before such six-month anniversary, within ninety (90) days following the date of his or her death.

UK Regulatory Addendum

The Corporation has Subsidiaries that are regulated by the Prudential Regulation Authority ("PRA") and the Financial Conduct Authority (“FCA”), and which are subject to remuneration caps and restrictions in respect of certain payments to remuneration code staff (“Identified Staff”) as defined in the FCA and PRA Remuneration Codes (the “Remuneration Codes”) that do not constitute fixed pay. Insofar as any such Identified Staff are subject to the Plan, the severance payments under Section 2 of this Plan may be counted towards the variable component of the Identified Staff’s total remuneration under the Remuneration Codes and, where this is the case, the Committee retains an absolute discretion to vary or adjust the amount, timing, or nature of the payments under Section 2, including the discretion to cancel any payment at all, in accordance with this Addendum and any other regulatory rule or requirement.
The Committee has the sole discretion to determine whether a payment will be made under this Plan, or to reduce, cancel, defer or withhold a payment under this Addendum or for any reason. The Committee may consider a range of factors in the exercise of this discretion, including the performance and conduct of the Identified Staff, the performance of the Identified Staff’s business area, the performance of the Subsidiary for which the Identified Staff acts, and the performance of the Corporation as a whole.

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